FOR IMMEDIATE RELEASE

Exhibit 99.1
February 8, 2023
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2023
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first quarter ended December 31, 2022.
•Revenues for the quarter grew 8%.
•Diluted earnings per share (EPS) from continuing operations for the quarter increased to $0.70 from $0.63 in the prior-year quarter.
•Excluding certain items(1), diluted EPS for the quarter decreased to $0.99 from $1.06 in the prior-year quarter.
“After a solid first quarter, we are embarking on a significant transformation, one that will maximize the potential of our world-class creative teams and our unparalleled brands and franchises,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “We believe the work we are doing to reshape our company around creativity, while reducing expenses, will lead to sustained growth and profitability for our streaming business, better position us to weather future disruption and global economic challenges, and deliver value for our shareholders.”
The following table summarizes the first quarter results for fiscal 2023 and 2022 (in millions, except per share amounts):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Revenues	$23,512	$21,819	8%
Income from continuing operations before income taxes	$1,773	$1,688	5%
Total segment operating income(1)	$3,043	$3,258	(7) %
Net income from continuing operations(2)	$1,279	$1,152	11%
Diluted EPS from continuing operations(2)	$0.70	$0.63	11%
Diluted EPS excluding certain items(1)	$0.99	$1.06	(7) %
Cash used in continuing operations	$(974)	$(209)	>(100) %
Free cash flow(1)	$(2,155)	$(1,190)	(81) %
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 10 through 12 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following are reconciliations of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Income from continuing operations before income taxes	$1,773	$1,688	5%
Add:
Corporate and unallocated shared expenses	280	228	(23) %
Restructuring and impairment charges	69	—	nm
Other expense, net	42	436	90%
Interest expense, net	300	311	4%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	579	595	3%
Total segment operating income	$3,043	$3,258	(7) %
The following table summarizes the first quarter segment revenue and segment operating income (loss) for fiscal 2023 and 2022 (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Segment Revenues:
Disney Media and Entertainment Distribution	$14,776	$14,585	1%
Disney Parks, Experiences and Products	8,736	7,234	21%
Total Segment Revenues	$23,512	$21,819	8%
Segment operating income (loss):
Disney Media and Entertainment Distribution	$(10)	$808	nm
Disney Parks, Experiences and Products	3,053	2,450	25%
Total Segment Operating Income	$3,043	$3,258	(7) %

Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change
	December 31, 2022	January 1, 2022
Revenues:
Linear Networks	$7,293	$7,706	(5) %
Direct-to-Consumer	5,307	4,690	13%
Content Sales/Licensing and Other	2,460	2,433	1%
Elimination of Intrasegment Revenue(1)	(284)	(244)	(16) %
	$14,776	$14,585	1%
Operating income (loss):
Linear Networks	$1,255	$1,499	(16) %
Direct-to-Consumer	(1,053)	(593)	(78) %
Content Sales/Licensing and Other	(212)	(98)	>(100) %
	$(10)	$808	nm
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.
Linear Networks
Linear Networks revenues for the quarter decreased 5% to $7.3 billion, and operating income decreased 16% to $1.3 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	December 31, 2022	January 1, 2022
Supplemental revenue detail
Domestic Channels	$6,066	$6,152	(1) %
International Channels	1,227	1,554	(21) %
	$7,293	$7,706	(5) %
Supplemental operating income detail
Domestic Channels	$928	$888	5%
International Channels	131	369	(64) %
Equity in the income of investees	196	242	(19) %
	$1,255	$1,499	(16) %
Domestic Channels
Domestic Channels revenues for the quarter decreased 1% to $6.1 billion, and operating income increased 5% to $928 million. The increase in operating income was due to higher results at Cable, while results at Broadcasting were comparable to the prior-year quarter.
The increase at Cable was due to lower programming and production costs, partially offset by decreases in advertising and affiliate revenue. The decrease in programming and production costs was attributable to lower costs for sports programming and, to a lesser extent, a lower cost mix of non-sports programming. The decrease in sports programming and production costs was due to lower NFL and College Football Playoff (CFP) rights costs, partially offset by an increase in production costs. The decline in NFL rights expense reflects the timing of costs under our new agreement compared to the prior NFL agreement. The decrease in costs for CFP programming was due to the timing of the CFP games relative to our fiscal periods, partially offset by contractual rate increases. The current quarter included two host games and two semi-final games compared to four host games and two semi-final games in the prior-year quarter. Lower advertising revenue was due to a decrease in rates and fewer impressions reflecting a decline in average viewership. Rates and impressions were impacted by the timing of CFP games. The decrease in affiliate revenue was attributable to a decline in subscribers, partially offset by higher contractual rates.
Broadcasting results were comparable to the prior-year quarter as growth at the owned television stations from higher advertising revenue was largely offset by lower results at ABC. The decrease at ABC was due to lower advertising revenue, partially offset by higher affiliate revenue from contractual rate increases. Lower advertising revenue resulted from fewer impressions reflecting a decline in average viewership and, to a lesser extent, fewer units delivered, partially offset by higher rates.
International Channels
International Channels revenues for the quarter decreased 21% to $1.2 billion and operating income decreased 64% to $131 million. The decrease in operating income was due to lower advertising revenue, an unfavorable foreign exchange impact and a decrease in affiliate revenue, partially offset by a decrease in programming and production costs.
The decrease in advertising revenue was due to lower average viewership and rates. The decline in affiliate revenue reflected the impact of channel closures in the prior year, partially offset by higher contractual rates. Lower programming and production costs were due to decreased sports programming costs attributable to lower costs for cricket rights, partially offset by higher production costs and costs for new soccer rights.
The decreases in cricket programming costs and advertising viewership reflected no Indian Premier League (IPL) cricket matches aired in the current quarter compared to thirteen matches aired in the prior-year quarter as matches shifted from fiscal 2021 into fiscal 2022 due to COVID-19. IPL matches typically occur in the second and third quarters of our fiscal year. The decrease in cricket programming costs was also due to lower costs per match for the International Cricket Council T20 World Cup compared to the prior-year quarter.
Equity in the Income of Investees
Income from equity investees decreased $46 million, to $196 million from $242 million, due to lower income from A+E Television Networks attributable to lower advertising revenue and higher programming costs.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 13% to $5.3 billion and operating loss increased $0.5 billion to $1.1 billion. The increase in operating loss was due to a higher loss at Disney+ and a decrease in results at Hulu, partially offset by improved results at ESPN+.
Results at Disney+ reflected higher programming and production costs and increased technology costs, partially offset by higher subscription revenue and a decrease in marketing costs. The increase in programming and production costs was attributable to more content provided on the service and higher average costs per hour, which included an increased mix of original content. Higher subscription revenue was due to subscriber growth, partially offset by an unfavorable foreign exchange impact.
The decrease in results at Hulu was primarily due to higher programming and production costs and a decrease in advertising revenue, partially offset by subscription revenue growth. The increase in programming and production costs was attributable to an increase in subscriber-based fees for programming the Live TV service, more content provided on the service and higher average costs per hour. Higher subscriber-based fees for programming the Live TV service were due to rate increases and more subscribers. The decrease in advertising revenue was caused by lower impressions, partially offset by an increase in rates. Subscription revenue growth was due to increases in retail pricing and subscribers.
The improvement at ESPN+ was due to growth in subscription revenue attributable to increases in subscribers and retail pricing.
First Quarter of Fiscal 2023 Comparison to Fourth Quarter of Fiscal 2022
The following tables and related discussion present additional information about our Disney+, ESPN+ and Hulu direct-to-consumer (DTC) product offerings(1) on a sequential quarter basis.
Paid subscribers(1) as of:

(in millions)	December 31, 2022	October 1, 2022	Change
Disney+
Domestic (U.S. and Canada)	46.6	46.4	— %
International (excluding Disney+ Hotstar)(1)	57.7	56.5	2%
Disney+ Core(2)	104.3	102.9	1%
Disney+ Hotstar	57.5	61.3	(6) %
Total Disney+(2)	161.8	164.2	(1) %

ESPN+	24.9	24.3	2%

Hulu
SVOD Only	43.5	42.8	2%
Live TV + SVOD	4.5	4.4	2%
Total Hulu(2)	48.0	47.2	2%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	December 31, 2022	October 1, 2022	Change
Disney+
Domestic (U.S. and Canada)	$5.95	$6.10	(2) %
International (excluding Disney+ Hotstar)(1)	5.62	5.83	(4) %
Disney+ Core	5.77	5.96	(3) %
Disney+ Hotstar	0.74	0.58	28%
Global Disney+	3.93	3.91	1%

ESPN+	5.53	4.84	14%

Hulu
SVOD Only	12.46	12.23	2%
Live TV + SVOD	87.90	86.77	1%
(1)See discussion on page 10—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
The average monthly revenue per paid subscriber for domestic Disney+ decreased from $6.10 to $5.95 driven by a higher mix of subscribers to multi-product offerings, partially offset by an increase in retail pricing.

The average monthly revenue per paid subscriber for international Disney+ (excluding Disney+ Hotstar) decreased from $5.83 to $5.62 due to an unfavorable foreign exchange impact.
The average monthly revenue per paid subscriber for Disney+ Hotstar increased from $0.58 to $0.74 due to higher per-subscriber advertising revenue.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.84 to $5.53 due to an increase in retail pricing, partially offset by a higher mix of subscribers to multi-product offerings.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service increased from $12.23 to $12.46 due to an increase in retail pricing, partially offset by a higher mix of subscribers to multi-product offerings and lower per-subscriber advertising revenue.
The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $86.77 to $87.90 due to higher per-subscriber advertising revenue.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter increased 1% to $2.5 billion and operating loss increased by $114 million to a loss of $212 million. The increase in operating loss was due to lower TV/SVOD distribution results, higher overhead costs and a decrease in home entertainment distribution results. These decreases were partially offset by higher theatrical distribution results.
The decrease in TV/SVOD distribution results was primarily due to lower sales volumes of both film and episodic television content reflecting the shift from licensing content to third parties to distributing it on our DTC services. The decrease in sales of episodic television content was also driven by the comparison to a license of animated series in the prior-year quarter.
The decrease in home entertainment results was due to lower unit sales of new release titles, reflecting fewer releases, and catalog titles.
The increase in theatrical distribution results reflected the performance of titles released in the current quarter led by Black Panther: Wakanda Forever, as well as fewer releases, compared to losses on titles released in the prior-year quarter, partially offset by the comparison to income from the release of Marvel’s Spider-Man: No Way Home co-production in the prior-year quarter. Other releases in the current quarter included Avatar: The Way of Water and Strange World.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased 21% to $8.7 billion and segment operating income increased 25% to $3.1 billion. Higher operating results for the quarter reflected increases at our domestic parks and experiences and, to a lesser extent, our international parks and resorts.
Operating income growth at our domestic parks and experiences was due to higher volumes and increased guest spending, partially offset by cost inflation, higher operations support costs and increased costs for new guest offerings. Higher volumes were attributable to increases in passenger cruise days, attendance and occupied room nights. Guest spending growth was due to an increase in average per capita ticket revenue driven by Genie+ and Lightning Lane, which were introduced in the prior-year quarter.
Increased results at our international parks and resorts were due to growth at Disneyland Paris and higher royalties from Tokyo Disney Resort, partially offset by a decrease at Shanghai Disney Resort. Higher operating results at Disneyland Paris were due to an increase in volumes and higher guest spending, partially offset by a loss on the disposal of our ownership interest in Villages Nature, increased costs for new guest offerings and cost inflation. Higher volumes consisted of increases in attendance and occupied room nights. Guest spending growth was driven by an increase in average ticket prices and higher average daily hotel room rates. The decrease at Shanghai Disney Resort was due to lower attendance reflecting fewer operating days in the current quarter compared to the prior-year quarter as a result of COVID-19-related closures.
The following table presents supplemental revenue and operating income detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		Change
(in millions)	December 31, 2022	January 1, 2022
Supplemental revenue detail
Parks & Experiences
Domestic	$6,072	$4,800	27%
International	1,094	861	27%
Consumer Products	1,570	1,573	— %
	$8,736	$7,234	21%
Supplemental operating income detail
Parks & Experiences
Domestic	$2,113	$1,555	36%
International	79	21	>100%
Consumer Products	861	874	(1) %
	$3,053	$2,450	25%

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $52 million for the quarter, from $228 million to $280 million, driven by higher compensation and human resource-related costs, marketing spend on the Disney100 celebration and timing of allocations to operating segments.
Restructuring and Impairment Charges
In the current quarter, the Company recorded charges of $69 million related to exiting our businesses in Russia.
Other Expense, net
In the current quarter, the Company recorded a $70 million non-cash loss to adjust its investment in DraftKings, Inc. (DraftKings) to fair value (DraftKings loss), partially offset by a $28 million gain on the sale of a business. In the prior-year quarter, the Company recorded a $432 million DraftKings loss.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Interest expense	$(465)	$(361)	(29) %
Interest income, investment income and other	165	50	>100%
Interest expense, net	$(300)	$(311)	4%
The increase in interest expense was due to higher average rates, partially offset by lower average debt balances.

The increase in interest income, investment income and other resulted from a favorable comparison of pension and postretirement benefit costs, other than service cost, and higher interest income on cash balances.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$196	$245	(20) %
Disney Parks, Experiences and Products	(2)	(3)	33%
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$191	$239	(20) %
Income from equity investees decreased $48 million, to $191 million from $239 million, due to lower income from A+E Television Networks.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 31, 2022	January 1, 2022
Income from continuing operations before income taxes	$1,773	$1,688
Income tax expense on continuing operations	412	488
Effective income tax rate - continuing operations	23.2%	28.9%
The decrease in the effective income tax rate was due to the impact of adjustments related to prior years, which was favorable in the current quarter and unfavorable in the prior-year quarter. This impact was partially offset by the tax effect of employee share-based awards, which had an unfavorable impact in the current quarter and favorable impact in the prior-year quarter.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Net income from continuing operations attributable to noncontrolling interests	$(82)	$(48)	(71) %
The increase in net income from continuing operations attributable to noncontrolling interests was primarily due to the purchase of Major League Baseball’s 15% interest in BAMTech LLC and lower losses at our DTC sports business, partially offset by higher losses at Shanghai Disney Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Cash used in operations	$(974)	$(209)	$(765)
Investments in parks, resorts and other property	(1,181)	(981)	(200)
Free cash flow(1)	$(2,155)	$(1,190)	$(965)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 10 through 12.
Cash used in operations increased by $765 million from $209 million in the prior-year quarter to $974 million in the current quarter. The increase was due to collateral payments related to our hedging program, lower operating income at Disney Media and Entertainment Distribution and higher spending for film and television programming, partially offset by higher operating income at Disney Parks, Experiences and Products.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022
Disney Media and Entertainment Distribution	$279	$169
Disney Parks, Experiences and Products
Domestic	519	457
International	219	202
Total Disney Parks, Experiences and Products	738	659
Corporate	164	153
Total investments in parks, resorts and other property	$1,181	$981
Capital expenditures increased from $1.0 billion to $1.2 billion primarily due to higher spending at Disney Media and Entertainment Distribution and Disney Parks, Experiences and Products. Higher spending at Disney Media and Entertainment Distribution was due to increased technology spending to support our streaming services. The increase in spending at Disney Parks, Experiences and Products was primarily due to cruise ship fleet expansion.
Depreciation expense was as follows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022
Disney Media and Entertainment Distribution	$164	$153
Disney Parks, Experiences and Products
Domestic	452	398
International	164	168
Total Disney Parks, Experiences and Products	616	566
Corporate	48	48
Total depreciation expense	$828	$767

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP.

Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022
Cash used in operations - continuing operations	$(974)	$(209)
Cash used in investing activities - continuing operations	(1,292)	(987)
Cash used in financing activities - continuing operations	(1,043)	(280)
Cash used in discontinued operations	—	(4)
Impact of exchange rates on cash, cash equivalents and restricted cash	164	(35)
Change in cash, cash equivalents and restricted cash	(3,145)	(1,515)
Cash, cash equivalents and restricted cash, beginning of period	11,661	16,003
Cash, cash equivalents and restricted cash, end of period	$8,516	$14,488
The following table presents a reconciliation of the Company’s consolidated cash used in operations to free cash flow (in millions):

	Quarter Ended
	December 31, 2022	January 1, 2022	Change
Cash used in operations - continuing operations	$(974)	$(209)	$(765)
Investments in parks, resorts and other property	(1,181)	(981)	(200)
Free cash flow	$(2,155)	$(1,190)	$(965)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the first quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended December 31, 2022
As reported	$1,773	$(412)	$1,361	$0.70	11%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	579	(135)	444	0.24
Restructuring and impairment charges(5)	69	(8)	61	0.03
Other expense, net(6)	42	(16)	26	0.01
Excluding certain items	$2,463	$(571)	$1,892	$0.99	(7) %

Quarter Ended January 1, 2022
As reported	$1,688	$(488)	$1,200	$0.63
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	595	(139)	456	0.24
Other expense, net(6)	436	(102)	334	0.18
Excluding certain items	$2,719	$(729)	$1,990	$1.06
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $417 million, step-up amortization was $159 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $435 million, step-up amortization was $157 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(5)Charges for the current quarter were related to exiting our businesses in Russia.
(6)In the current quarter, other expense, net was due to the DraftKings loss ($70 million), partially offset by a gain on the sale of a business ($28 million). For the prior-year quarter, other expense, net was due to the DraftKings loss ($432 million).
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 8, 2023, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance and growth; business plans, strategic priorities and drivers of growth and profitability and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions) or other business decisions, as well as from developments beyond the Company’s control, including:
•further deterioration in domestic and global economic conditions;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content and competition for talent;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, regulatory, legal, political, or military developments;
•technological developments;
•labor markets and activities;
•adverse weather conditions or natural disasters; and
•availability of content;
each such risk includes the current and future impacts of, and may be amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	December 31, 2022	January 1, 2022
Revenues	$23,512	$21,819
Costs and expenses	(21,519)	(19,623)
Restructuring and impairment charges	(69)	—
Other expense, net	(42)	(436)
Interest expense, net	(300)	(311)
Equity in the income of investees	191	239
Income from continuing operations before income taxes	1,773	1,688
Income taxes on continuing operations	(412)	(488)
Net income from continuing operations	1,361	1,200
Loss from discontinued operations, net of income tax benefit of $0, $14, respectively	—	(48)
Net income	1,361	1,152
Net income from continuing operations attributable to noncontrolling interests	(82)	(48)
Net income attributable to The Walt Disney Company (Disney)	$1,279	$1,104

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.70	$0.63
Discontinued operations	—	(0.03)
	$0.70	$0.60
Basic
Continuing operations	$0.70	$0.63
Discontinued operations	—	(0.03)
	$0.70	$0.61

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,827	1,828
Basic	1,825	1,819
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	December 31, 2022	October 1, 2022
ASSETS
Current assets
Cash and cash equivalents	$8,470	$11,615
Receivables, net	13,993	12,652
Inventories	1,830	1,742
Content advances	1,300	1,890
Other current assets	1,319	1,199
Total current assets	26,912	29,098
Produced and licensed content costs	36,266	35,777
Investments	3,169	3,218
Parks, resorts and other property
Attractions, buildings and equipment	68,253	66,998
Accumulated depreciation	(40,641)	(39,356)
	27,612	27,642
Projects in progress	5,430	4,814
Land	1,158	1,140
	34,200	33,596
Intangible assets, net	14,347	14,837
Goodwill	77,867	77,897
Other assets	9,363	9,208
Total assets	$202,124	$203,631
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$18,149	$20,213
Current portion of borrowings	3,249	3,070
Deferred revenue and other	5,672	5,790
Total current liabilities	27,070	29,073
Borrowings	45,128	45,299
Deferred income taxes	8,236	8,363
Other long-term liabilities	12,812	12,518
Commitments and contingencies
Redeemable noncontrolling interests	8,743	9,499
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	56,579	56,398
Retained earnings	44,955	43,636
Accumulated other comprehensive loss	(4,478)	(4,119)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	96,149	95,008
Noncontrolling interests	3,986	3,871
Total equity	100,135	98,879
Total liabilities and equity	$202,124	$203,631

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	December 31, 2022	January 1, 2022
OPERATING ACTIVITIES
Net income from continuing operations	$1,361	$1,200
Depreciation and amortization	1,306	1,269
Net loss on investments and dispositions of businesses	68	436
Deferred income taxes	(15)	726
Equity in the income of investees	(191)	(239)
Cash distributions received from equity investees	176	223
Net change in produced and licensed content costs and advances	558	507
Equity-based compensation	270	196
Pension and postretirement medical cost amortization	1	155
Other, net	(232)	(7)
Changes in operating assets and liabilities:
Receivables	(1,423)	(1,401)
Inventories	(88)	(14)
Other assets	(443)	(115)
Accounts payable and other liabilities	(2,378)	(2,579)
Income taxes	56	(566)
Cash used in operations - continuing operations	(974)	(209)

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,181)	(981)
Other, net	(111)	(6)
Cash used in investing activities - continuing operations	(1,292)	(987)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	799	(124)
Borrowings	67	33
Reduction of borrowings	(1,000)	—
Contributions from noncontrolling interests	178	—
Acquisition of redeemable noncontrolling interests	(900)	—
Other, net	(187)	(189)
Cash used in financing activities - continuing operations	(1,043)	(280)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	—	8
Cash used in financing activities - discontinued operations	—	(12)
Cash used in discontinued operations	—	(4)

Impact of exchange rates on cash, cash equivalents and restricted cash	164	(35)

Change in cash, cash equivalents and restricted cash	(3,145)	(1,515)
Cash, cash equivalents and restricted cash, beginning of year	11,661	16,003
Cash, cash equivalents and restricted cash, end of year	$8,516	$14,488

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601